Exhibit 10.1

August 23, 2019

Mr. Larry Sparks

[XXXXX]

[XXXXX]

Dear Larry,

I am pleased to offer you the position of Chief Financial Officer with Ichor Systems, Inc.  Should you accept our offer, your home office will be in Fremont, CA reporting directly to the President. The purpose of this letter is to confirm with you the specifics of your offer, consistent with the terms below.

Start Date

Your date of hire TBD as agreed upon between you and the President.

Salary

Your base salary will be $15,575.92 biweekly, which when annualized is equivalent to $405,000.00 per year.

Work Classification

Your position will be full-time, and is considered exempt for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay.

Sign On Bonus

Your offer of employment includes a one-time bonus in the amount of $200,000, as per the attached agreement.  This bonus is payable in the first quarter of 2020 coincident with the incentive bonus plan payment schedule.

Incentive Bonus

You are eligible to participate in the Company’s performance incentive program. This program is subject to the terms and conditions of the plan and at the discretion of the Board of Directors.  Your target bonus is 65% of your annual base salary.  This bonus is based on companywide financial metrics and successful completion of established MBOs.  This plan is subject to change at any time at the Company’s discretion.

Equity Incentive

You will be eligible to participate in the Ichor Holdings, 2016 Omnibus Incentive Plan, and will be granted of equal to $1.4M per the terms of the plan.  Equity will be comprised of 70% RSUs / 30% NQSOs and will be granted as of the date of the next BOD Meeting following your date of hire.  You will receive plan documents under separate cover.

Benefits

Your participation in the benefit programs, including health and welfare, life and disability, along with other offerings, will begin the first day of the month following your date of hire as long as you have completed your enrollment as required. You will have thirty (30) days from your date of hire to enroll yourself and eligible dependents in the health and welfare benefit programs. You will also be eligible to participate in the 401(k) Retirement Savings Plan.

Vacation Time

You will be eligible for time off under our Executive & Sr. Management Vacation Policy.  There is no vacation accrual or limit under this policy.  Time off must be approved by your immediate manager in accordance with the terms of the policy.

Sick Time

Upon completion of ninety days (90) of employment, you will receive twenty-four hours (24) of sick time.

Direct Deposit

As a condition of employment, you will be required to accept payment of salary or wages by direct deposit or Pay Card.

Severance

You will be eligible for severance as outlined in the Ichor Holdings, Ltd Select Severance Plan.

Background Check & Drug Test

Ichor Systems maintains a pre-employment drug and alcohol testing policy, a practice designed to prevent the hiring of individuals whose use of illegal drugs or alcohol may indicate a potential for impaired or unsafe job performance.  Applicants are required to complete the pre-employment drug screening within 48 hours of offer acceptance.  This offer of employment is contingent upon successful completion of the drug screen and background checks.

Per company policy, your employment with Ichor Systems is at will.  This means that either you or Ichor Systems may terminate the employment relationship at any time, with or without cause, with or without notice.

With respect to the nature of your employment relationship with Ichor Systems, this constitutes the full, complete, and final agreement between you and Ichor Systems.  Additionally, no element or elements of the compensation plan listed above can be assigned or transferred by you to any other person, company, or entity of any type.

As a new employee of Ichor Systems you will be required to complete an employee information sheet and an I-9 form.   On your first day of work please bring appropriate documentation of proof that you are presently eligible to work in the United States for I-9 purposes.

This offer of employment, if not previously accepted by you, will expire three (3) days from the date of this letter.

If you wish to accept this offer, please sign, date, and return the enclosed copy of this letter to the Human Resources Department. Please sign, date and retain a copy for your records.

Larry, we are excited to have you join the Ichor team and trust that this letter finds you mutually excited about your new employment with us! Should you have any questions, please contact me at [XXX-XXX-XXXX] or email if that is more convenient. I welcome you to Ichor!

Sincerely,

/s/ Jennifer S. Speer

Jennifer S. Speer

Vice President of Human Resources

ACKNOWLEDGEMENT, the undersigned, understand and agree to the terms and conditions of employment set forth in this letter.  I understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Ichor Systems, Inc., other than those expressly set forth or reference herein.

/s/ Larry SparksAugust 26, 2019

Larry Sparks